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Advaxis, Inc.

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Advaxis announces AMENDMENT OF proxy statement supplement
further reduction in share capital proposal

Princeton, NJ – June 4, 2013 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced that it has filed a Form DEFR14A with the U.S. Securities and Exchange Commission to amend its Proxy Statement Supplement dated May 22, 2013.

Specifically, Advaxis has further revised Proposal No. 3 to now decrease the proposed total number of authorized shares of common stock post-reverse stock split to 25,000,000 shares (in the earlier proxy supplement, we proposed a total number of 50,000,000 shares of common stock post-reverse stock split).

Advaxis has concluded that stockholder approval of the proposals relating to its certificate of incorporation (Proposal No. 2, the Reverse Stock Split Amendment, and Proposal No. 3, the Authorized Share Decrease Amendment) is more likely to be achieved if Advaxis further decreases the total number of authorized shares of common stock on a post-reverse stock split to 25,000,000 shares of common stock.

“We have revised Proposal 3 in consideration of feedback received from our stockholders. Votes previously cast "in favor" do not need to be re-voted. Votes previously cast "against" can be reversed,” commented Thomas A. Moore, Chairman and CEO of Advaxis. “The Board of Directors and management of the company strongly urge stockholders to vote in favor of this revised proposal. Doing so will position the Company to raise sufficient capital to execute its business plans.”

The Annual Meeting of Stockholders of Advaxis, Inc. will be held on June 14, 2013, at 10:00 a.m., Eastern Daylight Time, at the Princeton Marriott, 100 College Road East, Princeton, New Jersey 08540.

Amendment No. 1 to the Proxy Statement Supplement is being mailed to stockholders of record as of the close of business on April 15, 2013.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated diseases: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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